Exhibit 23.1
KPMG LLP
Suite 601
12 Fountain Plaza
Buffalo, NY 14202
Consent of Independent Registered Public Accounting Firm
The Board of Directors
First Niagara Financial Group, Inc.
We consent to the use of our reports dated February 27, 2009, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated February 27, 2009 on the consolidated financial statements referred to above included an explanatory paragraph describing the adoption of the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, in 2008.
Buffalo, New York
October 8, 2009
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative